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                                                        EXHIBIT 8.1

                                                     June 5, 1998

OPINION LETTER

ATC Group Services, Inc.

104 East 25th Street

New York, NY 10010

  RE: ATC Group Services Inc. (the "Company") Offer to Exchange (the
      "Exchange Offer") 12% Senior Subordinated Notes due 2008 for any and all Outstanding 12% Senior Subordinated Notes due 2008

Dear Sir or Madam:

  We have acted as legal counsel to the Company, a Delaware corporation, in connection with the Exchange Offer by the Company, as described in the Registration Statement (File No. 333-48853) filed with the Securities and Exchange Commission on Form S-4 on March 30, 1998 and the Prospectus contained therein (together with amendments thereto as of the date hereof, the "Registration Statement"), pursuant to which the Company will offer to exchange its 12% Senior Subordinated Notes due 2008, which have been registered under the Securities Act of 1933, as amended, for an equal principal amount at maturity of its outstanding 12% Senior Subordinated Notes due 2008, of which $100 million aggregate principal amount at maturity were issued on January 29, 1998, and are outstanding immediately prior to the Exchange Offer. All defined terms used in this letter, and not otherwise defined herein, have the meanings provided in the Registration Statement.

  In our capacity as legal counsel, we participated in the preparation of the Registration Statement. In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did, in fact, occur in accordance with the terms and description thereof.

  Based upon the foregoing, and subject to the assumptions and other limitations set forth in the discussion in the Registration Statement under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS," it is our opinion that, although such discussion does not address all of the tax consequences of the Exchange Offer, it does address the material U.S. federal income tax consequences (other than those consequences that may be material to a investor based on its particular tax situation) and, insofar as it describes statements of law or legal conclusions for holders with respect to the Exchange Offer, it is accurate in all material respects.

  We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

  We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          /s/ CHADBOURNE & PARKE LLP